UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 6, 2011

AMPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in Charter)

Delaware	001-35182	26-0179592
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

5445 DTC Parkway, Suite 925

Greenwood Village, Colorado 80111

(Address of principal executive offices, including zip code)

(720) 437-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Ampio Management/Employee Lock-up

Ampio Pharmaceuticals, Inc. (“Ampio” or the “Company”) management and employees who currently own more than 75,000 shares of Ampio common stock have agreed to extend current lock-up restrictions regarding their sale or other disposition of shares of Ampio common stock from February 28, 2012 to July 15, 2012, subject to certain exceptions. These extended lock-up restrictions will not restrict the sale by such stockholders of a pro rata portion of their holdings of a total of up to 1,000,000 shares for all selling stockholders in the event that Ampio should decide to sell stock in a future public offering. If their employment is terminated without cause (as defined), the lock-up restrictions with respect to such stockholder shall expire 90 days after such termination or July 15, 2012, whichever is earlier.

The aggregate number of shares covered by these extended lock-up provisions total 8,250,000 shares.

DMI BioSciences Shareholder Lock-up Program

On October 5, 2011, the board of directors of Ampio approved the commencement of a program under which certain of the former shareholders of DMI Biosciences, Inc. (“Former DMI Holders”) voluntarily agreed to a six-month extension, from December 31, 2011 to June 30, 2012, of current lock-up restrictions regarding the sale or other disposition of their shares of Ampio common stock acquired by them in connection with the March 2011 acquisition by Ampio (the “Acquisition”) of DMI Biosciences, Inc. (“DMI”). In consideration for agreeing to such extension, the Former DMI Holders who have signed modified lock-up agreements will be permitted to sell up to 5% of their shares per month, effective immediately upon their establishing trading accounts that are approved by Ampio in order to permit administration and enforcement of the modified lock-up restrictions. The holders of approximately 50% of the 8,667,905 shares of Ampio common stock issued to Former DMI Holders have signed modified lock-up agreements plus another Former DMI Holder, holding the largest number of shares of Ampio common stock of all Former DMI Holders (approximately 18% of the 8,667,905 shares), has confirmed in writing to Ampio that such holder will agree to the modified lock-up restrictions and will sign a modified lock-up agreement upon the expiration of the current lock-up restrictions on December 31, 2011. The modified lock-up restrictions are described in more detail below.

Background

In connection with the Acquisition, the Former DMI Holders received shares of Ampio common stock (the “Merger Stock”) in exchange for their DMI common stock or options. The Merger Stock was registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Ampio’s registration statement on Form S-4 (File No. 333-171579), which was declared effective by the Securities and Exchange Commission on February 25, 2011. The shares of Merger Stock were and remain freely transferable, subject to contractual lock-up agreements that were entered into with the holders of Merger Stock in connection with the consummation of the Acquisition (the “Original Lock-Up Agreements”). The Original Lock-Up Agreements provide that holders of shares of Merger Stock may not sell or transfer their shares of Merger Stock before December 31, 2011, unless such shares are held by affiliates, in which case the lock-up restrictions extend through February 28, 2012.

Modified Lock-Up Provisions- Former DMI Holders

The modified lock-up restrictions that are now applicable to shares of Merger Stock held by those Former DMI Holders who have voluntarily agreed to the modification provide the following:

•	The restrictions on sales of Merger Stock will be extended for an additional six (6) months from December 31, 2011 until June 30, 2012;

provided that in consideration for such extension, the Former DMI Holders electing to participate will be permitted to sell shares of Merger Stock prior to June 30, 2012 according to the following early release schedule:

•

5% of the shares of Merger Stock held by such Former DMI Holder shall be released upon the execution and delivery by such Former DMI Holder to Ampio of a modified lock-up agreement and such Former DMI Holder’s establishing a trading account that is approved by Ampio, with such number of shares of Merger Stock to be calculated as of the later of (i) September 15, 2011 or (ii) the date such Former DMI Holder executed and delivered a modified lock-up agreement to Ampio (such later date, the “Release Commencement Date”); and

•

an additional 5% of the shares of Merger Stock held by such Former DMI Holder shall be released on every monthly anniversary of the Release Commencement Date thereafter (with such 5% to be recalculated each month based on the number of shares of Merger Stock held by such Former DMI Holder on each monthly anniversary of the Release Commencement Date) and continuing until June 30, 2012 when the restrictions contained in the modified lock-up agreement will terminate.

The sequential and periodic release from lock-up restrictions described above will be cumulative. For purposes of example only, if a Former DMI Holder owned 100,000 shares of Merger Stock on the Release Commencement Date, then 5,000 shares of Merger Stock would be released from lock-up restrictions immediately upon such holder’s establishing a trading account that is approved by Ampio (representing 5% of the 100,000 shares held by such holder on the Release Commencement Date). If such holder were to sell 3,000 of such released shares of Merger Stock prior to the first monthly anniversary of the Release Commencement Date, then an additional 4,850 shares of Merger Stock would be released from lock-up restrictions on the first monthly anniversary of the Release Commencement Date (representing 5% of the 97,000 shares held on such date). The released but unsold shares of Merger Stock would accumulate on a cumulative basis, such that as of the first monthly anniversary of the Release Commencement Date, an aggregate of 6,850 shares would no longer be subject to lock-up restrictions (representing the 2,000 unsold shares remaining from the first release PLUS 4,850 shares from the second release).

To the extent that they have not already done so, all Former DMI Holders will be permitted by Ampio to enter into modified lock-up agreements upon the terms described herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Mark D. McGregor
Mark D. McGregor
Chief Financial Officer

Dated: October 6, 2011